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                                                                    EXHIBIT 99.1

                       FORM OF ACTION BY WRITTEN CONSENT
                              OF THE STOCKHOLDERS
                             OF YUNINETWORKS, INC.

                                May      , 2000

   The undersigned, being all of the holders of capital stock of YuniNetworks, Inc., a Delaware Corporation (the "Company"), entitled to vote, hereby consent, pursuant to Section 228 of the Delaware General Corporation Law and the Bylaws of the Company, to the adoption of the following resolutions in connection with the merger (the "Merger") of OLI Acquisition Corp., a Delaware Corporation ("Merger Sub") with and into the Company, pursuant to the Agreement and Plan of Merger and Reorganization by and among the Company, Merger Sub and Applied Micro Circuits Corporation, a Delaware corporation ("AMCC"), dated as of April 18, 2000 (the "Merger Agreement"). Terms not otherwise defined in this action by written consent shall have the meaning given them in the Merger Agreement.

Merger Transaction

   Resolved, that the Merger and the terms of the Merger Agreement and all other related agreements contemplated thereby including, without limitation, all agreements, instruments, documents, certificates or filings (the "Related Agreements") be, and hereby are, approved, provided, however, that the officers of the Company are hereby authorized to make such changes and amendments to such agreements as they may deem necessary or appropriate;

   Resolved Further, the undersigned stockholder, acting in his, her or its capacity as a stockholder of the Company, hereby consents to, and hereby does, vote his, her or its shares of capital stock of the Company in favor of the transactions contemplated in the Merger Agreement and Related Agreements;

   Resolved Further, that the officers of the Company are hereby authorized and directed to execute and deliver on behalf of the Company the Merger Agreement and Related Agreements and thereafter to cause the Company to perform all of its obligations and duties with respect to such agreements;

   Resolved Further, that all prior acts or actions by the officers of the Company in connection with the Merger, the Merger Agreement and the Related Agreements are hereby approved and ratified;

   Resolved Further, the undersigned stockholder hereby waives any and all dissenters' rights or rights of appraisal such stockholder may have under
Section 262 of the Delaware General Corporation Law, including but not limited to all rights to receive notice of dissenters' rights or rights of appraisal, in connection with the Merger;

   Resolved Further, the undersigned understands that by signing this Action By Written Consent he, she or it will lose all of his, her or its entitlement to exercise such dissenters' rights or rights of appraisal referenced above;

   Resolved Further, the undersigned stockholder agrees that it will not, and will not permit any company, trust or other entity controlled by the undersigned to, and will not permit any of its affiliates to, contract to sell, sell, pledge or otherwise transfer or dispose of any of the shares of capital stock the Company held by such stockholder immediately prior to the Merger or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Merger Agreement or with the prior written consent of AMCC; and

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   Resolved Further, the undersigned stockholder agrees that at any meeting of stockholders of the Company, however called, and in any action by written consent of the stockholders of Company, the undersigned shall (i) vote all of the stock of the Company beneficially owned by such stockholder or its affiliates immediately prior to the Merger or over which the undersigned stockholder or any of its affiliates has voting power or control, directly or indirectly (including any common shares of the Company acquired after the date to this consent) to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby, (ii) vote such shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Company under the Merger Agreement, and (iii) vote such shares against any action or agreement that would materially impede, interfere with or attempt to discourage the Merger.

   This Action by Written Consent may be executed in counterparts, each of which shall be considered an original, and all of which, together will constitute one instrument.

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(Signature)

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(Print Name of Individual signing above)

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(Print Name of Stockholder, if different from above)

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(Number and Class of Shares held)

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Date of Execution


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